Exhibit 99.1
GTx Announces Proposed Public Offering of Common Stock
MEMPHIS, TENN. — October 26, 2010 —GTx, Inc. (Nasdaq: GTXI) today announced that it is offering to sell shares of its common stock in an underwritten public offering. GTx also expects to grant the underwriter a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any. All of the shares in the offering are to be sold by GTx. Lazard Capital Markets LLC is acting as sole book-running manager in the offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s web site at http://www.sec.gov. When available, copies of the preliminary prospectus supplement relating to these securities may also be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.
About GTx
GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of small molecules that selectively target hormone pathways for the treatment and prevention of cancer, the treatment of side effects of anticancer therapy, cancer supportive care, and other serious medical conditions.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements include, but are not limited to, statements relating to GTx’s expectations regarding the completion, timing and size of the proposed public offering. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that GTx will be able to complete the proposed public offering at the anticipated size or on the anticipated terms, or at all. GTx will continue to need significant additional capital to fund its operations and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

Additional risks and uncertainties relating to the proposed offering, GTx and its business can be found under the heading “Risk Factors” in GTx’s quarterly report on Form 10-Q filed with the SEC on August 9, 2010, and in the preliminary prospectus supplement related to the proposed offering to be filed with the Securities and Exchange Commission on October 26, 2010. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
SOURCE: GTx, Inc.
GTx, Inc.
McDavid Stilwell, 901-523-9700
Director of Corporate Communications